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                                                                  EXHIBIT I


                    [Form of Tax Allocation Agreement]


                         TAX ALLOCATION AGREEMENT

          TAX ALLOCATION AGREEMENT dated as of _______________,
____ between INFINITY BROADCASTING CORPORATION, a Delaware
corporation (the "Company") and [NAME OF UNRESTRICTED
SUBSIDIARY], a ________ corporation ("[NEWCO]").
                                       _____

          [NEWCO] and the Company are members of an affiliated group of corporations (collectively, the "Group"), as defined in
Section 1504 of the Internal Revenue Code of 1986 (as amended, the "Code"), of which the Company is the common parent, and file consolidated federal income tax returns pursuant to Section 1501(a) of the Code. In addition, [NEWCO] and the Company (together with subsidiaries of [NEWCO] and the Company) may be eligible to file consolidated or combined state or local income or franchise tax returns and may wish to file consolidated or combined state or local income or franchise tax returns. The Company and [NEWCO] desire to allocate among themselves the benefits and burdens which arise from filing of consolidated federal income tax returns and which may arise from filing of consolidated or combined state and local income tax returns.

          The Company, certain lenders (the "Banks"), The Chase
                                             _____
Manhattan Bank (National Association), as administrative agent for the Banks (the "Administrative Agent"), Bank of America
                    ____________________
Illinois, Bank of Montreal, The Bank of New York, Chemical Bank, Compagnie Financiere de CIC et de l'Union Europeenne, The First National Bank of Boston and National Westminster Bank USA, as co-agents for the Banks (the "Co-Agents"), and Chemical Bank, as
                           _________
collateral agent for the Banks (the "Collateral Agent"), have
                                     ________________
executed and delivered a Second Amended and Restated Credit Agreement dated as of December 22, 1994 (as modified and supplemented and in effect from time to time, the "Credit
                                                   ______
Agreement"), providing, subject to the terms and conditions
_________
thereof, for loans to be made by the Banks to the Company and certain of its subsidiaries (other than [NEWCO] and its subsidiaries) in an aggregate principal amount not exceeding $700,000,000. It is a condition to the designation of [NEWCO] and each of its subsidiaries as an "Unrestricted Subsidiary" under and as defined in the Credit Agreement that the Company and [NEWCO] enter into this Agreement.

                          Tax Allocation Agreement
                          ________________________
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          Accordingly, the Company and [NEWCO] hereby agree as
between themselves and for the benefit of the Administrative
Agent, the Co-Agents, the Collateral Agent and the Banks as follows:

          Section 1.  Tax Allocation Provisions, Etc.
                      ______________________________

          1.01  Consolidated Tax Returns.  The Company will file
                ________________________
a consolidated federal income tax return for all taxable periods for which the Group is permitted to file such a return. The Company and [NEWCO] agree (and agree to cause their respective subsidiaries) to file such consents, elections and other documents and to take such other action as may be necessary or appropriate to carry out the purposes of this Section 1.01.

          1.02  Payment of Tax Liability.  The Company will
                ________________________
timely pay the Group's Federal income tax liability. For each period during which [NEWCO] and its subsidiaries (together, the "[NEWCO] Group") are included in a consolidated federal income
 _____________
tax return with the Company, [NEWCO] shall pay to the Company an amount equal to the federal income tax liability that [NEWCO], on behalf of the [NEWCO] Group, would pay (taking into account net operating loss carryforwards and carrybacks and other deductions and credits that would have been available to the NEWCO Group and would not have been previously utilized had the members of the NEWCO Group never been members of the Group, and including any liability for alternative minimum taxes, for all periods beginning after ________ ___, 1994) if [NEWCO] and its subsidiaries were filing their federal income tax returns as a separate group for that period and had filed tax returns as a separate group for all other periods. In computing its federal income taxes, the [NEWCO] Group shall use the elections, take deductions and credits and adopt methods of reporting income and expense that were actually used, taken and adopted by the Company and its subsidiaries in the Company's consolidated income tax return.

          1.03  Estimated Taxes.  Payments by [NEWCO] due
                _______________
pursuant to Section 1.02 hereof shall be made on an estimated basis, such estimates being calculated, to the extent not inconsistent with said Section 1.02, in accordance with the conventions used by the Company to compute its estimated tax. Estimated payments shall be made prior to the due date of the corresponding estimated payments of the Company. The Company shall calculate the amount payable by the [NEWCO] Group pursuant to this Section 1.03 and shall provide [NEWCO and its subsidiaries] with at least 10 day's notice of any payments due. The difference, if any, between the liability of the [NEWCO] Group to the Company for any taxable period, computed in

                          Tax Allocation Agreement
                          ________________________
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                                  - 3 -

accordance with Section 1.02 hereof, and the estimated payments made by [NEWCO] to the Company pursuant to this Section 1.03 shall be payable by [NEWCO] and/or refundable to the Company prior to the date of filing of the consolidated federal income tax returns of the Group for the taxable period. The Company shall calculate such amount and, if any amount is payable by [NEWCO] to the Company, shall provide [NEWCO] with at least 10 day's notice of the amount due.

          1.04  Refunds.  If on the basis of the computation made
                _______
by [NEWCO] in accordance with Section 1.02 hereof, the [NEWCO] Group (treated as a separate group) would as a result of a net operating loss carryback or other deduction or credit have been entitled to a refund of federal income taxes, the Company shall pay [NEWCO] the amount of that refund at the time that, if a refund has been applied for, the Internal Revenue Service makes the refund and, if a refund has not been applied for, at the time the Internal Revenue Service would have made the refund were the NEWCO Group a separate group that had timely applied for such refund. For example, if the [NEWCO] Group (treated as a separate group) has a net operating loss that, on a separate return basis, the separate group could carry back and be entitled to a refund, the Company shall pay [NEWCO] the amount of the refund even if no refund was actually received from the Internal Revenue Service because the net operating loss was used against income of the Company or because no taxes were paid in a prior year because of losses of the Company. Conversely, if the [NEWCO] Group (treated as a separate group) has a net operating loss that, on a separate return basis, it could not carry back but would have to carry forward, it shall not be entitled to a refund until the [NEWCO] Group could, on a separate basis, use the carryforward even if, as a result of the Company's income the Group in fact carried back the loss and obtained a refund. Notwithstanding the foregoing, [NEWCO] shall not be entitled to any refund in excess of the amounts it has paid pursuant to Section 1.02 hereof, as modified by Section 1.05 hereof.

          1.05  Redeterminations.  In the event of any adjustment
                ________________
to the tax return of the Group as filed (by reason of an amended return, a claim for refund or an audit by the Internal Revenue Service but not as a result of a net operating loss carryback), the liability of the Company and [NEWCO] shall be redetermined to give effect to any such adjustment as if it had been made as part of the original computation of tax liability. Payments between the Company and [NEWCO] shall be made to reflect the results of this redetermination. The payments shall be made promptly before any corresponding payments to the Internal Revenue Service or promptly after the receipt of any refund from the Internal Revenue Service. Any payments shall include interest and

                          Tax Allocation Agreement
                          ________________________
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penalties equal to the amount actually paid to, or received from, the Internal Revenue Service with respect to the redetermination of tax liabilities. Should the adjustment not result in a payment to or refund from the Internal Revenue Service, the timing and amount of payments between the Company and NEWCO shall be determined as if the NEWCO Group were a separate group that had made such adjustment and made such payment or received such refund. The Company shall calculate the amounts of any payments and shall give [NEWCO] at least 10 days' notice of any amounts payable by [NEWCO].

          1.06  State and Local Taxes.  If the Company, any
                _____________________
affiliate of the Company (other than [NEWCO] and the subsidiaries of [NEWCO]) or [NEWCO] and the subsidiaries of NEWCO, or any of them, are eligible, but not required, to file consolidated or combined state or local income or franchise tax returns, the Company shall determine, in its sole discretion, whether to file any such returns for state or local income or franchise taxes based on or in respect of net income or gross receipts. If the Company or any affiliate of the Company (other than [NEWCO] and the subsidiaries of [NEWCO]), together with NEWCO or any of its subsidiaries, file consolidated or combined returns for state or local income or franchise taxes based on or in respect of net income or gross receipts, [NEWCO] shall pay to the Company (or the subsidiary of the Company paying such tax) an amount equal to the amount of state or local income or franchise tax that [NEWCO] (or any subsidiary of NEWCO joining such return) would pay as a separate corporation with respect to such returns. The Company (or any subsidiary of the Company paying such tax) shall pay to [NEWCO] (or any subsidiary of NEWCO joining such return) the amount of any refunds [NEWCO] (or each of such subsidiaries) would have received from any state or local authority were it a separate corporation. The computations of such amounts, their payments, any refunds, all elections, and any adjustments shall be treated analogously to the treatment of Federal income taxes in Sections 1.02 through 1.05 hereof.

          1.07  Indemnification.  The Company shall indemnify
                _______________
[NEWCO] and its subsidiaries for any Federal, state or local tax liability of the Company or any affiliate of the Company other than [NEWCO] and its subsidiaries, whether imposed pursuant to Treas. Reg. 1.1502-6, any state or local counterparts to that provision or otherwise. Any indemnification payments are to be made on an after-tax basis within 10 days of [NEWCO] notifying the Company of its liability.

          1.08  Information.  [NEWCO] shall provide the Company
                ___________
with any information the Company may need in connection with the

                          Tax Allocation Agreement
                          ________________________
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Company's Federal income tax return and with any state or local income or franchise tax consolidated or combined returns. The Company shall prepare, or have prepared at its expense, the Federal consolidated income tax return and any state or local consolidated or combined income or franchise tax returns. The Company and [NEWCO] shall cooperate with each other in the preparation of all Federal, state or local income tax returns.

          1.09  Audits.  The Company shall act as the agent of
                ______
[NEWCO] and its subsidiaries in the event of any audit of the Company's Federal consolidated income tax return and any state or local consolidated or combined income or franchise tax returns and in any administrative or judicial proceedings with respect to such returns. The Company and [NEWCO] shall cooperate with each other in such audits, administrative or judicial proceedings.

          1.10  Effect of Deconsolidation.  This Agreement shall
                _________________________
terminate as to federal income taxes and be of no force and effect with respect to a member of the NEWCO Group immediately upon such member ceasing to be a member of the Group, and shall terminate as to state or local income taxes or franchise taxes and be of no force and effect with respect to NEWCO or any of its subsidiaries that had filed any combined or consolidated return with respect to such taxes when NEWCO or such subsidiary no longer joins in the filing of such return, provided, however, that such person's obligation to pay amounts and right to receive amounts pursuant to this Agreement with respect to tax periods for which it was a member of the Group (with respect to Federal income taxes) or joined in the filing of such return (with respect to such state or local taxes) shall not be terminated.

          1.11 No Duplicative Payments.  No duplicative payments
               _______________________
shall be made to or from NEWCO or a subsidiary of NEWCO as a result of either or both of them being parties, together with the Company, to this Agreement or another tax allocation agreement in the form of this Agreement.

          Section 2.  Third Party Beneficiaries.  Each of the
                      _________________________
Company and [NEWCO], for itself and its successors, covenants and agrees that the provisions of this Agreement are for the benefit, inter alia, of the Banks, the Administrative Agent, the Co-Agents
_____ ____
and the Collateral Agent and their respective successors and assigns and each of such persons is made an obligee hereunder and any one or more of them may enforce such provisions.

          Section 3.  Representations and Warranties.  The
                      ______________________________
Company and [NEWCO] (each being herein called an "Obligor")
                                                  _______
hereby represent and warrant to the other that:


                          Tax Allocation Agreement
                          ________________________
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          3.01  Corporate Existence.  Such Obligor is a
                ___________________
corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation.

          3.02  No Breach.  None of the execution and delivery of
                _________
this Agreement, the consummation of the transactions contemplated herein and compliance with the terms and provisions hereof will conflict with or result in a breach of, or require any consent under, the charter or by-laws of such Obligor, or any applicable law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or any agreement or instrument to which such Obligor or any of its subsidiaries is a party or by which any of them is bound or to which any of them is subject, or constitute a default under any such agreement or instrument, or result in the creation or imposition of any lien upon any of the revenues or assets of such Obligor or any of its subsidiaries pursuant to the terms of any such agreement or instrument.

          3.03  Corporate Action.  Such Obligor has all necessary
                ________________
corporate power and authority to execute, deliver and perform its obligations under this Agreement; the execution, delivery and performance by such Obligor of this Agreement have been duly authorized by all necessary corporate action on its part; and this Agreement has been duly and validly executed and delivered by such Obligor and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms.

          3.04  Approvals.  No authorizations, approvals or
                _________
consents of, and no filings or registrations with, any governmental or regulatory authority or agency are necessary for the execution, delivery or performance by such Obligor of this Agreement or for the validity or enforceability thereof.

          Section 4.  Miscellaneous.
                      _____________

          4.01  No Impairment.  No right, power or remedy of any
                _____________
Bank, the Administrative Agent, any Co-Agent or the Collateral Agent hereunder shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of [NEWCO] or the Company.

          4.02  Governing Law.  This Agreement shall be governed
                _____________
by, and construed in accordance with, the law of the State of New
York.

          4.03  Waivers, Etc.  The terms of this Agreement may be
                ____________
waived, altered or amended only by an instrument in writing duly executed by the Company and [NEWCO] (with the consent of the

                          Tax Allocation Agreement
                          ________________________
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Administrative Agent acting with the consent of the "Majority
Banks" under and as defined in the Credit Agreement). Any such amendment or waiver shall be binding upon the Company, [NEWCO], the Administrative Agent and each Bank.

          4.04  Successors and Assigns.  This Agreement shall be
                ______________________
binding upon and inure to the benefit of the respective successors and assigns of the Company, [NEWCO], the Administrative Agent, each Co-Agent, the Collateral Agent and each Bank.

          4.05  Counterparts.  This Agreement may be executed in
                ____________
any number of counterparts, all of which taken together shall constitute one and the same instrument and either of the parties hereto may execute this Agreement by signing any such counterpart.

          4.06  Severability.  If any provision hereof is invalid
                ____________
and unenforceable in any jurisdiction, then, to the fullest extent permitted by law, (a) the other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in favor of the Company, the Administrative Agent, each Co-Agent, the Collateral Agent and each Bank in order to carry out the intentions of the parties hereto as nearly as may be possible and (b) the invalidity or unenforceability of any provision hereof in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction.


                          Tax Allocation Agreement
                          ________________________
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          IN WITNESS WHEREOF, the parties hereto have caused this
Tax Allocation Agreement to be duly executed and delivered as of the day and year first above written.

                              INFINITY BROADCASTING CORPORATION


                              By___________________________
                                Name:
                                Title:



                              [NAME OF UNRESTRICTED SUBSIDIARY]


                              By___________________________
                                Name:
                                Title:


                          Tax Allocation Agreement
                          ________________________
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